Purple Media Contact: Laura Finlayson Avalanche Strategic Communications One University Plaza, Suite 407 Hackensack, New Jersey 07601 email: laura@avalanchepr.com phone: 201-488-0049

PURPLE BEVERAGE COMPANY CLOSES $3 MILLION FINANCING

Fort Lauderdale, FL (December 13, 2007) Purple Beverage Company, Inc. (OTCBB: REDZ), the source for PURPLE, a new beverage that combines the power of the planet’s most powerful antioxidant-rich fruits, announced today it has closed its previously announced private offering in which it raised $3,015,000 in gross proceeds. In connection with the financing Purple issued 6,030,000 shares of its common stock for a per share purchase price of $.50 and issued warrants (exercisable at $2.00 per share) to purchase 6,030,000 shares of its common stock. Purple intends to use the net proceeds for general corporate purposes and working capital.

Ted Farnsworth, President and Chief Executive Officer of Purple, said: “We are pleased that we have succeeded in our initial financing objective that will allow us to strengthen our distribution of PURPLE and to continue its roll-out.” Mr. Farnsworth continued, ”In PURPLE, we have harnessed the power of the planet’s most powerful antioxidant-rich fruits into an all-natural, no sugar added beverage that combines the exotic acai berry with six other antioxidant-rich fruits, including black cherry, pomegranate, black currant, purple plum, cranberry and blueberry.”

Neither the shares of common stock, the warrants sold to the investors, nor the shares of common stock to be issued upon exercise of the warrants have been registered under the Securities Act of 1933. Accordingly, these shares and warrants may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock, warrants or common stock to be issued upon exercise of the warrants. The private placement was made by the Company through Palladium Capital Advisors, LLC, and any opportunity to participate in the private placement was available to a very limited group of accredited investors. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Purple Beverage Company, Inc.

Purple Beverage Company Inc.’s mission is to increase stockholder value through the sale and distribution of its anti-oxidant beverage. In 2005, revenue from the sale of functional beverages reached approximately $40 billion in the U.S., with forecasted sales in 2007 of $46.3 billion, reaching $53.9 billion by 2011. For more information, please visit www.drinkpurple.com.

Cautionary Statement Regarding Forward-Looking Statements

Information provided by Purple Beverage Company, Inc., such as online or printed documents, publications or information available via Purple’s website contains forward-looking statements that involve risks, uncertainties, assumptions and other factors, which, if they do not materialize or prove correct, could cause Purple’s results to differ materially from historical results, or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates,” and similar words. These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief; and any statements of assumptions underlying any of the foregoing.

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